UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2012

PACIFIC SUNWEAR OF CALIFORNIA, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-21296	95-3759463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA	92806-2101
(Address of principal executive offices)	(Zip Code)

(714) 414-4000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01. Entry into a Material Agreement.

The information set forth in Item 5.02 under the heading “Amendment to Gary Schoenfeld’s Employment Agreement” is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Grace Nichols from the Board

On March 20, 2012, Grace Nichols notified the Board of Directors of the Company (the “Board”) that she was accelerating the effective date of her resignation as a director of Pacific Sunwear of California, Inc. (the “Company”) to March 20, 2012. Ms. Nichols’ resignation was previously disclosed in the Form 8-K filed on February 6, 2012, which is incorporated herein by reference. At the time of her resignation, Ms. Nichols served as the Chair of the Compensation Committee and as a member of the Nominating and Governance Committee.

Appointment of Panayotis Constantinou to the Board

On March 20, 2012, the Board appointed Panayotis Constantinou to fill the vacancy created by Ms. Nichols’ resignation, which appointment is effective immediately. Mr. Constantinou has control over the investment decisions made by GI2 Ltd, an entity that beneficially owns approximately 30% of the common stock of the Company. Mr. Constantinou will not receive any compensation for his service on the Board, and is not expected to serve on any Board committees, but he will execute the Company’s standard indemnity agreement for officers and directors. Pursuant to the Company’s Corporate Governance Guidelines, Mr. Constantinou will stand for re-election to the Board at the Company’s 2012 Annual Meeting of Shareholders.

Amendment to Gary Schoenfeld’s Employment Agreement

On March 20, 2012, the Company amended and restated the Employment Agreement Mr. Schoenfeld executed with the Company on June 16, 2009. The original Employment Agreement is described in the Form 8-K filed on June 17, 2009, which description is incorporated herein by reference. The amendments contained in the amended and restated agreement provide, among other things, that (i) if the Board fails to renew the term of the agreement, Mr. Schoenfeld will be entitled to receive his full severance benefits (as if he were terminated by the Company without “cause” outside of the context of a change-in-control); (ii) full severance benefits will be payable to Mr. Schoenfeld if his employment is terminated within six months (rather than three months) prior to the occurrence of a change-in-control of the Company, or within 24 months (rather than twelve months) after the occurrence of such an event; (iii) the period of time during which Mr. Schoenfeld must cooperate on certain matters with the Company after the termination of his employment for any reason is reduced from two years to one year; and (iv) a material change in the location of Mr. Schoenfeld’s workplace that results in an increased commute for him will be considered to be “Good Reason” for termination of the agreement by him, which triggers the payment of his full severance benefits.

Fiscal 2012 Bonus Plan

On March 21, 2012, the Board adopted the Fiscal 2012 Bonus Plan (the “Plan”). Under the Plan, participants (who range from corporate managers to the CEO) are eligible to receive cash bonuses equal to a percentage of their base salary. The amount of the bonus depends on a combination of (i) the Company’s achievement of pre-set “EBITDA” targets (earnings before interest, taxes, depreciation and amortization, but excluding one-time non-recurring charges) and (ii) the participant’s individual performance. The Company component of the bonus (either 70% or 80% depending on the participant) is only met if the EBITDA targets are achieved. The individual performance component of the bonus is satisfied based on the participant’s performance rating. Each participant can earn up to two times his or her target bonus if the Company achieves its highest EBITDA target and the participant achieves the highest performance rating. The Compensation Committee of the Board has the authority under the Plan to both, if circumstances so dictate, award discretionary bonuses to top performing participants even if the EBITDA targets are not achieved, and to award no bonuses under the Plan even if the EBITDA targets are achieved.

Amounts which the executive officers of the Company are eligible to receive under the Plan are as follows:

Name/Title	Base Salary	Target Bonus Percentage	Target Bonus	Maximum Bonus Percentage	Maximum Bonus
Gary H. Schoenfeld President and CEO	$1,050,000	100%	1,050,000	200%	2,100,000

Michael W. Kaplan SVP, CFO	$425,000	50%	212,500	100%	425,000

Paula M. Lentini SVP, Retail	$425,000	50%	212,500	100%	425,000

Charles Mescher SVP, Men’s Merchandising	$415,000	50%	207,500	100%	415,000

Christine Lee SVP, Women’s Merchandising	$415,000	50%	207,500	100%	415,000

Jon Brewer, SVP, Product Development and Supply Chain	$383,166	50%	191,750	100%	383,100

Craig E. Gosselin SVP and General Counsel	$360,500	50%	180,250	100%	360,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2012

PACIFIC SUNWEAR OF CALIFORNIA, INC.

/s/ CRAIG E. GOSSELIN
Craig E. Gosselin
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of March 20, 2012, between Gary H. Schoenfeld and Pacific Sunwear of California, Inc.

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